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                                                                   EXHIBIT 11.1

                             CAMBRIDGE HEART, INC.
                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                                                         FOR THE      FOR THE
                                                       YEAR ENDED   YEAR ENDED
                                                        DECEMBER     DECEMBER
                                                        31, 1995     31, 1996
                                                       -----------  -----------
Net Loss.............................................  $(2,496,958) $(4,034,879)
                                                       ===========  ===========
Weighted average shares outstanding:
Shares attributable to common stock outstanding......    3,126,569    6,073,865
Shares attributable to certain common stock op-
 tions(1)............................................      493,649      227,323
Shares attributable to the assumed conversion of Se-
 ries A and B convertible preferred stock outstanding
 upon closing of initial public offering.............    4,107,306    2,627,415
                                                       -----------  -----------
Pro forma weighted average common and common equiva-
 lent shares outstanding.............................  $ 7,727,524  $ 8,928,603
                                                       ===========  ===========
Pro forma net loss per share.........................  $     (0.32) $     (0.45)
                                                       ===========  ===========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, stock options issued during the twelve months prior to the
    Company's initial registration statement on Form S-1 have been included in the above computation as if outstanding for periods through June 30, 1996, even if such impact is anti-dilutive.